UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 16, 2009

Date of report (Date of earliest event reported)

ConAgra Foods, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-7275	47-0248710
(Commission File Number)	(IRS Employer Identification No.)

One ConAgra Drive
Omaha, NE	68102
(Address of Principal Executive Offices)	(Zip Code)

(402) 595-4000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2009, the Board of Directors (the “Board”) of ConAgra Foods, Inc. (the “Company”) named Andre J. Hawaux, age 48, to the position of President, Consumer Foods, effective January 16, 2009. In this role, Mr. Hawaux will be responsible for leading the businesses comprising the Company’s Consumer Foods reporting segment. He will also retain responsibility for the Company’s information technology function. Mr. Hawaux will no longer serve as the Executive Vice President and Chief Financial Officer, a position he has held since joining the Company in November 2006. Mr. Hawaux joined the Company after 25 years of experience with PepsiCo, Inc. (a global snack and beverage company) and its bottlers. Since May 2005, Mr. Hawaux served as Senior Vice President, Worldwide Strategy & Corporate Development, PepsiAmericas, Inc. (a manufacturer and distributor of a broad portfolio of beverage products) and from 2000 until May 2005, Mr. Hawaux served as Vice President and Chief Financial Officer for Pepsi-Cola North America (a division of PepsiCo, Inc.). His experience includes field, corporate and general management positions. On January 16, 2009, the Board’s Human Resources Committee approved a salary increase to $600,000 for Mr. Hawaux, reflecting the significant change in the responsibilities associated with his position, and an award of non-statutory options to acquire 100,000 shares of the Company’s common stock, with a grant date of January 16, 2009, an exercise price equal to the closing market price of the Company’s common stock on the date of grant, and cliff-vesting (100%) upon the third anniversary of the grant date.

On January 16, 2009, the Company’s Board promoted John F. Gehring, age 47, to the position of Executive Vice President and Chief Financial Officer, effective January 16, 2009. Mr. Gehring assumes the Chief Financial Officer role from Mr. Hawaux. Mr. Gehring joined the Company in 2002 as Vice President of Internal Audit, became Senior Vice President in 2003, and most recently served as Senior Vice President and Corporate Controller since July 2004. He served as the Company’s interim Chief Financial Officer from October 2006 to November 2006. Prior to joining the Company, Mr. Gehring was a partner at Ernst & Young LLP (an accounting firm) from 1997 to 2001. On January 16, 2009, the Board’s Human Resources Committee approved for Mr. Gehring (i) a salary increase to $450,000, reflecting the increase in his responsibilities; (ii) an increase in his targeted incentive under the Company’s FY09 management incentive plan to 100% of his base salary; (iii) under the Company’s long-term incentive plan for senior officers (in which Mr. Gehring is already a participant), an incremental grant of 13,000 performance shares for the fiscal 2009 to 2011 performance period and options to acquire 40,000 shares of the Company’s common stock with a seven-year term, an exercise price at the Company’s closing market price of the common stock on the date of grant, and vesting 40% on January 16, 2010, 30% on January 16, 2011 and 30% on January 16, 2012; and (iv) an amendment to his change in control agreement with the Company to provide a multiple of three times base salary and annual bonus in the event of his termination under certain circumstances following a change in control of the Company.

On January 16, 2009, the Company’s Board promoted Patrick Douglas (Doug) Linehan, age 40, to the position of Senior Vice President, Corporate Controller, effective January 16, 2009. Mr. Linehan assumes the Corporate Controller role from Mr. Gehring.

Mr. Linehan joined the Company in August 1999 and has held various positions of increasing responsibility, including Director, Financial Reporting, Vice President, Assistant Corporate Controller, and most recently as Vice President, Finance since September 2006. Mr. Linehan briefly left the Company to serve as Controller of a financial institution in April 2006 and returned to the Company to pursue opportunities in September of 2006. On January 16, 2009, the Board’s Human Resources Committee approved for Mr. Linehan (i) a salary increase to $300,000, reflecting the increase in his responsibilities; (ii) an increase in his targeted incentive under the Company’s FY09 management incentive plan to 70% of his base salary; (iii) participation in the Company’s long-term incentive plan for senior officers, with a grant of 10,000 performance shares for the fiscal 2009 to 2011 performance period and options to acquire 30,000 shares of the Company’s common stock, with a seven-year term, an exercise price at the Company’s closing market price of the common stock on the date of grant, and vesting 40% on January 16, 2010, 30% on January 16, 2011 and 30% on January 16, 2012; and (iv) a change in control agreement with the Company to provide in the event of his termination under certain circumstances following a change in control of the Company, a severance benefit of one times base salary and annual bonus and other benefits as described in the Company’s proxy statement for its September 2008 annual meeting of shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONAGRA FOODS, INC.

Date: January 16, 2009	By:	/s/ Colleen Batcheler
	Name:	Colleen Batcheler
	Title:	Senior Vice President, General Counsel and Corporate Secretary